Exhibit 21
List of Worldwide Subsidiaries of Response Biomedical Corp. as of March 15, 2013

Structure of ownership and control:

Response Biomedical Corp. wholly owns the below mentioned entity.

Subsidiary Name	Jurisdiction of Organization
Response Point of Care Inc.	Delaware